UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2005

WEYCO GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-9068	39-0702200

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 W. Estabrook Blvd. P. O. Box 1188 Milwaukee, WI	53201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 414-908-1600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year
SIGNATURES

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 31, 2005, the Board of Directors of Weyco Group, Inc. approved an amendment to its articles of incorporation to double the number of issued and unissued shares of its Common Stock, $1.00 par value, and Class B Common Stock, $1.00 par value, and thereby to cause a two-for-one stock split on the Company’s Common Stock and Class B Common Stock, without a change in the par value of either class. The amendment will become effective on February 16, 2005. Certificates for the additional shares will be distributed on April 1, 2005 to shareholders of record on the effective date of the amendment. Shareholders will not be required to surrender or exchange stock certificates now held by them. This amendment to the articles of incorporation will have substantially the same effect as, and is in lieu of, the 100% stock dividend previously announced.

As a result of the stock split resulting from the foregoing amendment to the Company’s articles of incorporation, the previously announced quarterly dividend of $.11 per share of Common Stock and Class B Common Stock will be adjusted to $.051/2 per share, payable on April 1, 2005, to holders of record on February 16, 2005. This dividend will be paid on the total number of shares outstanding after the stock split described above and any fractional amounts will be rounded up to the next cent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weyco Group, Inc.

(Registrant)

Date February 4, 2005

John Wittkowske
John Wittkowske Senior Vice President/CFO